Exhibit 10.12

[Execution Copy]

Panther II Transportation, Inc.

NOTE PURCHASE AGREEMENT

Re: $25,100,000 14.0% Senior Subordinated Notes,

Due July 31, 2012

Dated as of January 11, 2006

TO THE PURCHASERS NAMED IN SCHEDULE I HERETO

WHICH ARE SIGNATORIES OF THIS AGREEMENT

Ladies and Gentlemen:

The undersigned, Panther II Transportation, Inc., an Ohio corporation (the “Company”), agrees with you as follows:

SECTION 1. DESCRIPTION OF NOTES; CLOSING DATE.

Section 1.1. Description of Notes. The Company will authorize the issue and sale of $25,100,000 aggregate principal amount of its 14.0% Senior Subordinated Notes due July 31, 2012 (the “Notes”) to be dated the Closing Date, to bear interest (computed on the basis of a year of 360 days and twelve 30-day months) from such date at the rate of 14.0% per annum, except as otherwise provided in this Section 1.1, payable quarterly in arrears on March 31st, June  30th, September  30th and December 31st (each, an “Interest Payment Date”) (commencing March 31, 2006) in the form attached hereto as Exhibit A. From the Closing Date to the second anniversary thereof, interest payable on the Notes shall consist of (i) 7% payable in cash on each Interest Payment Date and (ii) at the option of the Company, the remaining 7% payable on each Interest Payment Date on the Notes either (a) in cash or (b) through an increase in the principal amount of the Notes, which increase shall be evidenced by an amended and restated Note to the extent requested by any Purchaser, which request shall not be more frequently than annually. From and after the second anniversary of the Closing Date, interest payable on each Interest Payment Date on the Notes in the amount of twelve (12%) percent must be paid in cash and interest payable on each Interest Payment Date in the amount of two (2%) percent may, at the Company’s option, be paid either (a) in cash or (b) through an increase in the principal amount of the Notes, which increase shall be evidenced by an amended and restated Note to the extent requested by any Purchaser, but in no event more frequently than annually. At any time after the Closing Date, the Company shall have the option, in its sole discretion, to pay the entire amount of the interest payable on the Notes on each Interest Payment Date through an increase in the principal amount of the Notes, which increase shall be evidenced by an amended and restated Note to the extent requested by any Purchaser, which request shall not be more frequently than annually; provided, however, in such case, the interest payable on each Interest Payment Date on the Notes shall be increased to a rate of sixteen (16%) percent on the aggregate outstanding principal amount, and provided, further, that the Management Fee payable under Section 5.7(d) hereof shall not be paid in cash but shall accrue during such time period when the Company has elected this 16% option. Notwithstanding the foregoing, the Company shall pay interest on the Notes in cash by wire transfer of immediately available funds to an account designated in writing by the holder (i) on each Interest Payment Date following the payment in full, and termination of all commitments to lend, of the Senior Debt and on the Maturity Date, and (ii) at the option of the Company, if permitted by the Senior Loan Documents, on each Interest Payment Date prior to the Senior Debt Maturity Date. Furthermore, on any Interest Payment Date, commencing with the first Interest Payment Date following the fifth anniversary of the Closing Date, if the aggregate amount which would be includible in income of the holders of the Notes for periods ending on or before such Interest Payment Date (within the meaning of Section 163(i) of the Code) (the “Aggregate Accrual”) would exceed an amount equal to the sum of (x) the aggregate amount of interest to be paid (within the meaning of Section 163(i) of the Code) under the Notes on or before such Interest Payment Date (determined without regard to the amounts payable on such Interest Payment Date under this Section 1.1) and (y) the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of the Notes and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of the Notes (such sum, the “Maximum Accrual”), then the Company shall pay to the holders of the Notes in cash an aggregate amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual, provided, that such payment is then permitted under the Senior Credit Agreement. During the continuance of an Event of Default, the Notes will, to the extent permitted by law, bear a default rate of interest (computed on the basis of 360 days and twelve 30-day months) from the date of occurrence of such Event of Default at the rate of 2.0% per annum in excess of the then prevailing interest rate on the Notes at such time, payable in cash on demand and at maturity in full in cash (the “Default Rate”). The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts set forth in Section 1 of this Agreement. The terms which are capitalized herein shall have the meanings set forth in Annex A unless the context shall otherwise require.

Section 1.2. Prepayments of Notes.

(a) Optional Redemption. The Company shall have the right to prepay any part of the Notes as provided in this Section 1. Upon compliance with Section 1.4, and to the extent permitted by the Senior Loan Documents, the Company shall have the right to prepay all, or from time to time, any part of, the Notes in an amount not less than $1,000,000 or incremental multiples of $100,000 in excess thereof, (a) from the Closing Date to the first anniversary thereof, at 105% of the principal amount to be prepaid, together with accrued interest thereon, (b) from the day after the first anniversary of the Closing Date to the second anniversary of the Closing Date, at 102.5% of the principal amount to be prepaid, together with accrued interest thereon and (c) on or after the day after the second anniversary of the Closing Date, at 100% of the principal amount to be prepaid together with accrued interest thereon.

(b) Prepayment of Notes upon Change of Control. Upon the occurrence of a Change of Control, the Company will give written notice (a “Control Change Notice”) of such fact to all holders of the Notes then outstanding no less than fifteen (15) days prior to the occurrence of the

Change of Control. The Control Change Notice shall (i) describe the facts and circumstances of such Change of Control (including the Change of Control Agreement Date) in reasonable detail and (ii) make reference to this Section 1.2(b) and state that the Company is making an offer to prepay the Notes in full at a prepayment price equal to the sum of the principal amount of the Notes, together with accrued and unpaid interest thereon to the date of prepayment, plus the Applicable Premium on the date specified in the Control Change Notice, which date will be no later than the occurrence of the Change of Control (such date, the “Control Change Payment Date”). All Notes properly tendered to the Company in connection with the Control Change Notice shall be prepaid in full together with accrued interest thereon and the Applicable Premium on the Control Change Payment Date.

For purposes of this Section 1.2(b), the “Applicable Premium” shall be (i) from the Closing Date to (but excluding) the second anniversary thereof, 101% of the principal amount of the Notes to be prepaid, and (ii) thereafter, 100%.

Notwithstanding the foregoing provisions of this Section 1.2(b), the Company shall not be required to provide a Control Change Notice if the Company has given notice of any optional prepayment of Notes in full in accordance with Section 1.4.

Section 1.3. Prepayment of Notes From Net Proceeds.

(a) Net Proceeds. At any time the Company accumulates Net Proceeds of $575,000 or more from dispositions or sales of assets in accordance with Section 5.2 and , so long as all of the obligations under the Senior Credit Agreement have been paid in full and all commitments to lend shall have been terminated, the Company will give written notice (a “Net Proceeds Notice”) of such fact to all holders of the Notes then outstanding no more than five (5) Business Days after such accumulation. The Net Proceeds Notice shall (i) make reference to this Section 1.3 and state that unless the holder makes a declaration of its intent not to have the Notes held by it prepaid, such Notes shall be prepaid pro rata (based on the unpaid principal amounts thereof) to the extent of the Net Proceeds on a date which shall be thirty (30) days from the date of the Net Proceeds Notice (the “Net Proceeds Payment Date”), together with accrued interest thereon and (ii) specify the date by which the holder must respond to such Net Proceeds Notice pursuant to this Section 1.3 in order not to have the Notes held by it so prepaid. Notwithstanding the foregoing, provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent the Company reinvests the Net Proceeds of such disposition or sale of assets, or a portion thereof, in productive assets of a kind then used or usable in the business of the Company, within one hundred eighty (180) days after the date of such disposition or sale of assets or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment.

(b) All Notes held by such holder shall be prepaid in whole or in part together with accrued interest thereon on the Net Proceeds Payment Date unless such holder delivers to the Company a written notice (the “Declaration Notice”) to such effect (which notice may provide, at the holder’s option, for a partial prepayment of such holder’s Notes). The Company shall prepay out of such Net Proceeds on the Net Proceeds Payment Date a pro rata portion of each Note (other than a Note for which a Declaration Notice has been issued), based on the unpaid principal amounts thereof, together with accrued interest thereon. Such Declaration Notice shall be effective only if provided to the Company within twenty (20) days after the date of the Net proceeds Notice. In the event that a Net Proceeds Notice is given and a holder of the Notes fails to provide a Declaration Notice within the time period set forth above, the Notes held by such holder shall be prepaid pro rata (based on the unpaid principal amounts thereof) to the extent of the Net Proceeds, together with accrued interest thereon.

All prepayments on the Notes pursuant to this Section 1.3 shall be made by the payment in cash of the aggregate principal amount remaining unpaid on such Notes and accrued interest thereon to the date of such prepayment.

Section 1.4. Notice of Optional Prepayments of Notes. The Company will give notice of any optional prepayment of the Notes to each holder thereof not less than fifteen (15) days nor more than sixty (60) days before the date fixed for such optional prepayment specifying (i) the date of prepayment (ii) the principal amount of the holder’s Notes to be prepaid on such date and the applicable prepayment amount specified in Section 1.2(a) and (iii) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the principal amount of the Notes to be prepaid, upon satisfaction of such conditions precedent, shall become due and payable on the prepayment date specified in said notice provided that such prepayment only shall be made to the extent permitted by the Senior Loan Documents.

Section 1.5. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by you or your nominee or owned by any subsequent holder which has given written notice to the Company requesting that the provisions of this Section 1.5 shall apply, the Company will punctually pay when required hereunder the principal thereof, interest thereon due with respect to said principal, or any amounts otherwise payable in respect of the Notes without any presentment thereof, directly to you, to your nominee or to such subsequent holder at your address, or your nominee’s address, set forth in Schedule I hereto or such other address as you, your nominee or such subsequent holder may from time to time designate in writing to the Company or, if a bank account maintained in the United States with a United States bank is designated for you or your nominee on Schedule I hereto or in any written notice to the Company from you, from your nominee or from any such subsequent holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account maintained in the United States in any United States bank as you, your nominee or any such subsequent holder may from time to time direct in writing.

Section 1.6. Transaction Fees. On the Closing Date, the Company shall pay to you, a transaction fee in an amount equal to 2.0% of the principal amount of the Notes purchased by you, which fee shall be fully earned and payable on the Closing Date (the “Transaction Fee”).

Section 1.7. Commitment; Closing Date.

Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth the Company agrees to issue and sell to you, and you (severally, but not jointly) agree to purchase from the Company, Notes in the aggregate principal amount set forth opposite your name on Schedule I hereto on the Closing Date for an aggregate purchase price equal to the principal amount of such Notes.

Delivery of the Notes will be made at the offices of Ropes & Gray LLP, against payment therefor by wire transfer to the Company, in the amount of the purchase price, on January 11, 2006 or such later date (not later than February 28, 2006) as shall mutually be agreed upon by the Company and the Purchasers (the “Closing Date”). The Notes delivered to you on the Closing Date will be delivered to you in the form of registered Notes in the form attached hereto as Exhibit A, for the full amount of your purchase (unless different denominations are specified by you), registered in your name or in the name of your nominee, all as you may specify at any time prior to the date fixed for delivery.

Section 1.8. Subordination.

The Purchasers recognize and acknowledge that their rights and remedies hereunder are subject to the Intercreditor Agreement.

SECTION 2. CLOSING CONDITIONS.

Your obligation to purchase the Notes on the Closing Date shall be subject to (i) the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and (ii) to the following further conditions precedent:

Section 2.1. Execution of Senior Subordinated Debt Documents. On or prior to the Closing Date:

(a) you shall have received counterparts of this Agreement and the Guaranties, duly executed and delivered to you by the Company and Guarantors, as applicable, and evidence of the simultaneous sale of the Notes to be sold to the Purchasers hereunder;

(b) the Notes in the form attached as Exhibit A shall have been duly executed and delivered to you by the Company, and shall be in full force and effect;

(c) such other Senior Subordinated Debt Documents as the holders of the Notes may reasonably request shall have been duly executed and delivered to you and shall be in full force and effect.

Section 2.2. Closing Certificates. You shall have received:

(a) certificates dated the Closing Date, signed on behalf of the Company, Holdings and each Subsidiary thereof by a Responsible Officer of the Company, Holdings and each Subsidiary thereof, as applicable, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you and to the effect that (i) the respective representations and warranties of the Company, Holdings and each Subsidiary thereof set forth herein are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Closing Date, (ii) each of the Company, Holdings and each Subsidiary thereof has performed all of its obligations and satisfied all conditions hereunder which are to be performed or satisfied contemporaneously with or prior to the Closing Date, and (iii) no Default or Event of Default has occurred and is continuing;

(b) certificates of the Secretary or Assistant Secretary of the Company, Holdings and each Subsidiary thereof dated the Closing Date and certifying (i) that attached thereto are true and complete copies of (A) the certificate of incorporation or similar governing document (including all amendments thereto) of such Person, as in effect as of the Closing Date, certified as of a recent date by the Secretary of State (or like official) of the jurisdiction of such Person’s formation, (B) the bylaws or similar governing document (including all amendments thereto) of such Person, as in effect as of the Closing Date and (C) resolutions duly adopted (and not modified, rescinded or amended) by the Board of Directors (or similar governing body) of such Person authorizing the execution, delivery and performance of each of the Senior Subordinated Debt Documents and Equity Co-Investment Documents to which it is a party; and (ii) as to the incumbency and specimen signature of each officer executing any of the Senior Subordinated Debt Documents and Equity Co-Investment Documents (together with a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate described in this clause (b)); and

(c) a long form certificate as to the good standing of the Company, Holdings and each Subsidiary thereof as of a recent date, from the Secretary of State (or like official) of its jurisdiction of formation and the jurisdictions in which its principal properties are located.

Section 2.3. Legal Opinions. You shall have received from Ropes & Gray LLP, counsel for the Company, Holdings and each Subsidiary thereof its opinion dated the Closing Date, in form and substance reasonably satisfactory to each of the Purchasers.

Section 2.4. Payment of Fees and Expenses. You shall have received from the Company on or prior to the Closing Date the payment of all reasonable out-of-pocket costs, fees and expenses (including, without limitation, reasonable legal fees and expenses incurred by your counsel) incurred in connection with your due diligence investigation of the Company, Holdings and their Subsidiaries and the negotiation of the Senior Subordinated Debt Documents and the Equity Co-Investment Documents to the extent invoiced on or prior to the Closing Date. You shall have received from the Company on or prior to the Closing Date the payment of the Transaction Fee.

Section 2.5. Application of Certain Proceeds; Statement of Sources and Uses of Proceeds. Substantially concurrently with the delivery of the Notes to you on the Closing Date (and, in any event, on the Closing Date), the Company shall apply substantially all of the proceeds of the sale of the Notes and fundings under the Senior Credit Agreement in accordance with the sources and uses of funds set forth on Schedule 2.5.

You shall have received a detailed statement and evidence of such application of proceeds satisfactory in form and substance to you.

Section 2.6. Existence and Authority of the Company, Holdings and the Subsidiaries. On or prior to the Closing Date, you shall have received, in form and substance reasonably satisfactory to you, such documents and evidence with respect to the Company, Holdings and their Subsidiaries as you may reasonably request in order to establish the existence and good standing of the Company, Holdings and their Subsidiaries and the authorization of the transactions contemplated by the Senior Subordinated Debt Documents and the Senior Credit Agreement.

Section 2.7. Senior Credit Agreement and Related Agreements.

(a) On or prior to the Closing Date the Company and its Subsidiaries, as applicable, shall have entered into the Senior Credit Agreement and the Related Agreements, each which shall be in form and substance reasonably satisfactory to you and your special counsel in all respects.

(b) You shall have received a copy of the Senior Credit Agreement and the Related Agreements. On or prior to the Closing Date, all conditions precedent to the consummation of the initial borrowing under the Senior Credit Agreement shall have been fulfilled, and such transactions shall be consummated simultaneously with the consummation of the transactions contemplated hereby.

Section 2.8. Absence of Material Adverse Change, Etc. Since December 31, 2004, no change constituting a Material Adverse Effect shall have occurred.

Section 2.9. Consents and Approvals. All necessary consents, approvals and thorizations of, and declarations, registrations and filings with, governmental bodies required in order to consummate the transactions contemplated by the Senior Subordinated Debt Documents and Senior Credit Agreement shall have been obtained or made and shall be in full force and effect.

Section 2. 10. Your Purchase Permitted by Applicable Laws; Legal Investment. Your purchase of and payment for the Notes to be purchased by you hereunder on the Closing Date shall be permitted by the laws and regulations of the jurisdictions to which you are subject and you shall have received such certificates or other evidence as you may reasonably request to establish compliance with this condition.

Section 2.11. Capital Structure; Liquidity.

(a) The capital structure of the Company shall include no more than the amount of outstanding Indebtedness set forth in Schedule 2.11.

(b) Immediately after giving effect to the transactions contemplated by this Agreement and the initial borrowing under the Senior Credit Agreement, (A) the Company shall have excess availability under the revolving credit facility under the Senior Credit Agreement of not less than $4,750,000 and (B) the Company shall have delivered evidence to the satisfaction of the Purchasers demonstrating that (i) adjusted EBITDA of the Company for the twelve month period ended December 31, 2005 shall be not less than $22,750,000 and (ii) the ratio of (x) the total Indebtedness of the Company as of the Closing Date to (y) adjusted EBITDA of the Company for the twelve month period ended December 31, 2005 shall be not greater than 4.40 to 1.00.

Section 2.12. Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by the Senior Subordinated Debt Documents, the Equity Co-Investment Documents and the Senior Loan Documents, and all documents necessary to the consummation thereof, shall be reasonably satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

Section 2.13. Absence of Litigation, Orders, Etc. There shall not be pending or threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company, Holdings or any of their Subsidiaries or the respective assets or property of any of the foregoing which seeks to enjoin or restrain any of the transactions contemplated herein, in the Senior Subordinated Debt Documents, the Equity Co-Investment Documents or the Senior Loan Documents. No order of any court, arbitrator or governmental body shall be in effect which purports to enjoin or restrain any of the transactions contemplated herein.

Section 2.14. [Intentionally Omitted].

Section 2.15. Due Diligence. The completion of all due diligence relating to legal, tax, environmental and accounting matters with respect to the Company and each of its Subsidiaries, in each case in scope and with results satisfactory to the Purchasers.

Section 2.16. Projections. The Company shall have caused to be delivered to the Purchasers such consolidated plans and financial forecasts as the Purchasers may reasonably request, including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings, the Company and their Subsidiaries for the current Fiscal Year, and (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of such Fiscal Year of Holdings, the Company and their Subsidiaries.

Section 2.17. Execution of Equity Co-Investment Documents. On or prior to the Closing Date:

(a) The Purchasers (i) shall have received the Subscription Agreements executed by Holdings; (ii) shall have received certificates (or other evidence if such units are not certificated) representing the shares of common stock and preferred stock of Holdings purchased under the Subscription Agreements; (iii) shall have received evidence that such shares are validly issued, fully paid and non-assessable; and (iv) shall have received a legal opinion from Ropes & Gray LLP in form and substance reasonably satisfactory to the Purchasers.

(b) The Stockholders Agreement shall have been executed by the parties thereto and all other Equity Co-Investment Documents shall have been executed by the parties thereto and shall be reasonably satisfactory to the Purchasers.

Section 2.18. [Intentionally Omitted].

Section 2.19. Financial Statements. The Purchasers shall have received copies of all of the financial statements and projections of the Company and its Subsidiaries referred to in Section 3.11 together with a balance sheet, certified on behalf of the Company by a Responsible Officer.

SECTION 3. REPRESENTATIONS.

The Company represents and warrants to the Purchasers that the following set forth in Sections 3.1 to 3,23 below will be, true, correct and complete as of the Closing Date:

Section 3.1. Corporate Existence and Power. Holdings, the Company and each of its Subsidiaries:

(a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable;

(b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business, execute, deliver, and perform its obligations under, the Senior Subordinated Debt Documents and Equity Co-Investment Documents to which it is a party and declare and make the Closing Date Distributions;

(c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.2. Corporate Authorization; No Contravention.

(a) The execution, delivery and performance by the Company of this Agreement and the Guaranty, and Holdings, the Company and its Subsidiaries of any other Senior Subordinated Debt Document or Equity Co-Investment Documents to which such Person is party, and the declaration and making of the Closing Date Distributions, have been duly authorized by all necessary action, and do not and will not:

(i) contravene the terms of any of that Person’s Organization Documents;

(ii) conflict with or result in any material breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(iii) violate any material Requirement of Law in any material respect.

(b) Schedule 3.2 sets forth the authorized equity securities of each of Holdings, the Company and its Subsidiaries as of the Closing Date after giving effect to the Closing Date Distributions. All issued and outstanding equity securities of each of Holdings, the Company and its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the equity securities of Company and its Subsidiaries, those in favor of Senior Lenders under the Senior Credit Agreement, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding capital stock of the Company is owned by Holdings. As of the Closing Date, all of the issued and outstanding capital stock of Panther Sub is owned by the Company. As of the Closing Date, all of the issued and outstanding equity securities of Holdings are owned by the Persons and in the amounts set forth on Schedule 3.2, Except as set forth on Schedule 3.2, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any shares of capital stock or other securities of the Company, its Subsidiaries or, as of the Closing Date, Holdings.

Section 3.3. Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Holdings, the Company or any of its Subsidiaries of this Agreement or any other Senior Subordinated Debt Document.

Section 3.4. Binding Effect. This Agreement and each other Senior Subordinated Debt Document to which Holdings, the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of Holdings, the Company and each Subsidiary which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles.

Section 3.5. Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, against Holdings, the Company, or its Subsidiaries or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement, any other Senior Subordinated Debt Document, or any of the transactions contemplated hereby or thereby; or

(b) if determined adversely to Holdings, Company or any of its Subsidiaries, could reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of $575,000 (other than with respect to claims relating to ordinary course traffic accidents, to the extent covered by independent third-party insurance; provided, that such third-party insurer has acknowledged coverage with respect thereto).

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Senior Subordinated Debt Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

Section 3.6. No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. Neither Holdings, the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 7.1(e).

Section 3.7. ERISA Compliance.

(a) Schedule 3.7 lists all Qualified Plans and Multiemployer Plans. The Company and each of its Subsidiaries is in compliance in all respects with all requirements of each Plan, and each Plan complies in all respects, and is operated in compliance in all respects, with all applicable provisions of law, except to the extent such non-compliance would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. The Company is not aware, after due inquiry, of any item of non-compliance which would reasonably be expected to result in the loss of Plan qualification or tax-exempt status, or which could not be corrected under any correction program of any Governmental Authority without resulting in a Material Adverse Effect, or which would give rise to an excise tax or other penalty imposed by a Governmental Authority that would reasonably be expected to result in a Material Adverse Effect. No proceeding, claim, lawsuit and/or investigation is pending concerning any Plan which would reasonably be expected to result in a Material Adverse Effect. Except to the extent that it could not reasonably be expected to give rise to a material liability to the Company or any of its Subsidiaries, all required contributions have been and will be made in accordance with the provisions of each Qualified Plan and Multiemployer Plan, and with respect to the Company or any ERISA Affiliate, there are, have been and will be no material Unfunded Pension Liabilities or Withdrawal Liabilities.

(b) No ERISA Event has occurred or is expected to occur with respect to any Qualified Plan, Multiemployer Plan or Plan that could reasonably be expected to give rise to a material liability to the Company or any of its Subsidiaries.

(c) Members of the Controlled Group currently comply and have complied in all respects with the notice and continuation coverage requirements of Section 4980B of the Code, except such noncompliance as could not reasonably be expected to give rise to a material liability to the Company or any of its Subsidiaries.

(d) The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(l)(A)- (D) of the Code. The representation by the Company in the first sentence of this Section 3.7(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 3.24 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 3.8. Use of Proceeds; Margin Regulations. The proceeds of the issuance of the Notes are intended to be and shall be used solely for the purposes set forth in and permitted by Section 2.5, and are intended to be and shall be used in compliance with Section 5.8. Neither the Company nor any of its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the issuance of the Notes shall not be used for the purpose of purchasing or carrying Margin Stock.

Section 3.9. Title to Properties. As of the Closing Date, neither the Company nor any of its Subsidiaries own any real Property. Except as disclosed in Schedule 3.9, the Company and each of its Subsidiaries have valid leasehold interests in all real Property, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses. The Property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

Section 3.10. Taxes. Except as disclosed in Schedule 3.10, the Company and its Subsidiaries have filed all Federal income and other material tax returns and reports required to be filed, and have paid all Federal income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves have been provided in accordance with GAAP and no notice of Lien has been filed or recorded. There is no proposed tax assessment against the Company or any of its Subsidiaries which would, if the assessment were made, either individually or in the aggregate, have a Material Adverse Effect.

Section 3.11. Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of the Company and its Subsidiaries dated December 31, 2004, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Company and its Subsidiaries dated November 30, 2005 (and to the extent available, December 31, 2005) and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the eleven (11) months (or twelve (12) months, as applicable) then ended:

(x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y) present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) Since December 31,2004 there has been no Material Adverse Effect.

(c) Company and its Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(d) The projections for Holdings, the Company and their Subsidiaries for the period January 1,2006 through December 31, 2010 heretofore delivered to the Purchasers represent the Company’s good faith estimate of future financial performance and are based on assumptions believed by the Company to be fair and reasonable in light of current market conditions; provided, the Company can give no assurances that such projections will be attained.

Section 3.12. Environmental Matters.

(a) The on-going operations of the Company and each of its Subsidiaries comply in all respects with all Environmental Laws, except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective Ordinary Course of Business, all such Environmental Permits are in good standing and in full force and effect, and the Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits, except where the failure to obtain, to maintain in good standing and in full force and effect, or to be in compliance with such Environmental Permits would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries and could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(c) None of the Company, any of its Subsidiaries or any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting non-compliance with any Environmental Law, any Environmental Claim or any Hazardous Material.

(d) There are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of the Company or any of its Subsidiaries, that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. In addition, neither the Company nor any of its Subsidiaries has any underground storage tanks (i) that are not properly registered or permitted under applicable Environmental Laws, or (ii) that are leaking or disposing of Hazardous Materials, the result of which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

Section 3.13. Agreements. Schedule 3.13 accurately and completely lists all Material Contracts to which any of Holdings, the Company or their Subsidiaries is a party that are in effect on the Closing Date in connection with the operation of the business conducted thereby and the Company has delivered to the Purchasers complete and correct copies of all such Material Contracts, including any amendments, supplements or modifications with respect thereto.

Section 3.14. Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary of the Company, is (a) an “investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

Section 3.15. Solvency. The Company, individually, is and the Company and its Subsidiaries, on a consolidated basis, are, Solvent.

Section 3.16. Labor Relations. There are no strikes, lockouts or other labor disputes against the Company or any of its Subsidiaries, or, to the best of the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, in any case which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and no significant unfair labor practice complaint is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them before any Governmental Authority in any case which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.17. Copyrights, Patents, Trademarks and Licenses, etc. Schedule 3.17 identifies all registrations and applications for registration of any United States and foreign patents, trademarks, service marks, trade names and copyrights, and all licenses thereof, owned or held by Company or any of its Subsidiaries on the Closing Date after giving effect to the Related Transactions, and identifies the jurisdictions in which such registrations and applications have been filed. Except as otherwise disclosed in Schedule 3.17, as of the Closing Date, Company and its Subsidiaries are the sole beneficial owners of, or have the right to use, free from any Liens, restrictions or burdens, the intellectual property identified on Schedule 3.17 and all other processes, designs, formulas, computer programs, computer software packages, trade secrets, inventions, product manufacturing instructions, technology, research and development, know-how and all other intellectual property that are necessary for the operation of Company’s and its Subsidiaries’ businesses as being operated on the Closing, except to the extent any such failure will not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each patent, trademark, service mark, trade name, copyright and license listed on Schedule 3.17 is in full force and effect except to the extent the failure to be in effect will not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 3.17, to the best knowledge of Company, as of the Closing Date (a) none of the present or contemplated products or operations of Company or its Subsidiaries infringes any patent, trademark, service mark, trade name, copyright, license of intellectual property or other right owned by any other Person, and (b) there is no pending or threatened claim or litigation against or affecting Company or any of its Subsidiaries contesting the right of any of them to manufacture, process, sell or use any such product or to engage in any such operation except for infringements, claims and/or litigation which will not and could not reasonably be expected to have a Material Adverse Effect. None of the trademark applications set forth on Schedule 3.17 is an “intent-to-use” application.

Section 3.18. Subsidiaries. The Company has no Subsidiaries or equity investments in any other corporation or entity other than those specifically disclosed in Schedule 3.2.

Section 3.19. Brokers’ Fees; Transaction Fees. Except as disclosed in Schedule 3.19 and except for fees payable to the Purchasers, neither the Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

Section 3.20. Insurance. The Company and each of its Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies, and which are not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Company or such Subsidiary operates. A true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to the Purchasers.

Section 3.21. Full Disclosure. None of the representations or warranties made by the Company or any of its Subsidiaries in the Senior Subordinated Debt Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Senior Subordinated Debt Documents (including, as of the respective dates thereof, the offering and disclosure materials, if any, delivered by or on behalf of the Company to the Lenders prior to the Closing Date), taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 3.22. Certain Other Representations and Warranties. As of the Closing Date, each of the representations and warranties contained in the Equity Co-Investment Documents made by Holdings is true and correct.

Section 3.23. Foreign Assets Control Regulations and Anti-Money Laundering.

(a) OFAC. Neither the Company nor any Subsidiary of the Company (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed, Reg, 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) Patriot Act. The Company and each of its Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the issuance of the Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.24. Representations of the Purchasers. You represent individually (and not jointly and severally) as follows:

(a) You are either (A) an institutional “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) or (7) promulgated by the SEC under the Securities Act or (B) a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act, in either case, with such knowledge and experience in financial and business matters as necessary in order to evaluate the merits and risks of an investment in the Notes.

(b) You represent that you are acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes in violation of the Securities Act; it being understood, however, that the disposition of your property shall at all times be and remain within your control.

(c) You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(i) the Source is an “insurance company general account” (as the term is defined in the DOL’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) if you are an insurance company, the Source does not include assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (A) an insurance company pooled separate account, within the meaning of Prohibited Transaction Exemption (“PTE”) 90-1 (issued January 29, 1990), or (B) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this clause (ii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “OPAM Exemption”) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(l) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of part IV of the INHAM exemption), the conditions of part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 3.24, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 4. AFFIRMATIVE COVENANTS.

From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

Section 4.1. Financial Statements. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosure and are subject to normal year-end adjustments). The Company shall deliver to the Purchasers in electronic form and in detail reasonably satisfactory to the Majority Purchasers:

(a) as soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year, a copy of the audited consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the unqualified opinion of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to the Majority Purchasers (provided, that solely with respect to such opinion for the fiscal year ending December 31, 2005, in setting forth in comparative form the figures for the fiscal year ending December 31, 2004 in such opinion, such “Big Four” or other nationally-recognized independent public accounting firm shall be entitled to rely upon, and such opinion may be qualified by reference to, the audited consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of December 31, 2004 and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year that have been prepared by Moore, Stephens Apple), which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; and

(b) as soon as available, but not later than thirty (30) days after the end of each fiscal month, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related consolidated statements of income, shareholders’ equity and cash flows as of the end of such month and for the portion of the fiscal year then ended, all certified on behalf of

Company by an appropriate Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Company and the Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure.

Section 4.2. Certificates; Other Information. The Company shall furnish, in electronic form, to the Purchasers:

(a) [Intentionally Omitted];

(b) concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and (b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of Company by a Responsible Officer;

(c) promptly after the same are sent, copies of all financial statements and reports which Holdings or the Company sends to its shareholders or other equity holders, as applicable, generally; and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which Holdings or the Company may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d) [Intentionally Omitted];

(e) (i) as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter, a management report, in reasonable detail, signed by the chief financial officer or controller of the Company, describing the operations and financial condition of the Company and its Subsidiaries for the month and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), and (ii) together with each delivery of financial statements pursuant to subsection 4.1(a) and (b), a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to subsection 4.2(g) and discussing the reasons for any significant variations;

(f) [Intentionally Omitted];

(g) as soon as available and in any event no later than the earlier of (i) thirty (30) days following the first day of each fiscal year of the Company and (ii) ten (10) days after the same shall have been approved by the board of directors of the Company, projections of the Company’s (and its Subsidiaries’) consolidated and consolidating financial performance for the forthcoming fiscal year on a month by month basis;

(h) annually, concurrently with the Company’s delivery of the projections under subsection 4.2(g), the Company shall supplement in writing and deliver to the Purchasers revisions of and supplements to the Schedules hereto related to Article III hereof to the extent necessary to disclose new or changed facts or circumstances after the Closing Date; provided that delivery or receipt of such subsequent disclosure shall not constitute a waiver by the Purchasers or a cure of any Default or Event of Default resulting in connection with the matters disclosed;

(i) promptly upon receipt thereof, copies of any reports submitted by the Company’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of the Company made by such accountants, including any comment letters submitted by such accountants to management of the Company in connection with their services;

(j) [Intentionally Omitted];

(k) promptly, such additional business, financial, corporate affairs and other information as the Majority Purchasers may from time to time reasonably request;

(1) if, at any time, Holdings, the Company or any Subsidiary is required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) to file annual and quarterly reports electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), or is voluntarily complying with such rules and regulations, then the obligations under clauses (a) and (b) set forth above shall be satisfied by the making of such required filings; and

(m) the Company shall provide to the holder of the Notes, copies of any other material report or other document, including the Compliance Certificate delivered under Section 4.2(b) of the Senior Credit Agreement (other than any report or document related to the collateral or other administrative type matters but including borrowing base certificates) that is provided to the Senior Lenders at the time such report or other document is provided to the Senior Lenders;

Section 4.3. Notices. The Company shall notify promptly the Purchasers of each of the following (and in no event later than five (5) Business Days after a Responsible Officer becoming aware thereof):

(a) the occurrence or existence of any Default or Event of Default, or any event or circumstance that will become a Default or Event of Default;

(b) any breach or non-performance of, or any default under, any Contractual Obligation of the Company or any of its Subsidiaries, or any violation of, or non-compliance with, any Requirement of Law, which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, the Company or such Subsidiary has taken, is taking or proposes to take in respect thereof;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any of its Subsidiaries (i) in which the amount of damages claimed is $575,000 (or its equivalent in another currency or currencies) or more (other than with respect to claims relating to ordinary course traffic accidents, to the extent covered by independent third-party insurance; provided, that such third-party insurer has acknowledged coverage with respect thereto), (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any Senior Subordinated Debt Document;

(e) any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) any other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining the Property of the Company or any Subsidiary of the Company that could reasonably be anticipated to cause Company’s or any of its Subsidiaries’ Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Laws;

(f) any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, together with a copy of any notice with respect to such event that was required, on or before the date of such notice, to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any member or its Controlled Group with respect to such event:

(i) an ERISA Event;

(ii) the adoption of any new Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code by any member of the Controlled Group;

(iii) the adoption of any amendment to a Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities, except to the extent any such amendment is required by law; or

(iv) the commencement of contributions by any member of the Controlled Group to any Multiemployer Plan or any Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code;

(g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Company delivered to the Purchasers pursuant to this Agreement;

(h) any material change in accounting policies or financial reporting practices by the Company or any of its Subsidiaries;

(i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Company or any of its Subsidiaries if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j) the creation, establishment or acquisition of any Subsidiary or the issuance by the Company of any capital stock or warrant, option or similar agreement in respect thereof; and

(k) as soon as possible, copies of any material notices delivered to the Company under and pursuant to the Senior Credit Agreements, including without limitation, any notices of default thereunder.

Each notice pursuant to this Section shall be in electronic form accompanied by a statement by a Responsible Officer on behalf of Company setting forth details of the occurrence referred to therein, and stating what action the Company proposes to take with respect thereto and at what time. Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Senior Subordinated Debt Document that have been breached or violated in reasonable detail the nature of the Default or Event of Default,

Section 4.4. Preservation of Corporate Existence, Etc. The Company shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its state or jurisdiction of incorporation, organization or formation as applicable, except, with respect to the Company’s Subsidiaries, in connection with transactions permitted by Section 5.3;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization (except as otherwise expressly permitted by this Agreement) and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

(d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.5. Maintenance of Property. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.6. Insurance. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers’ compensation insurance, public liability insurance, property and casualty insurance and business interruption insurance.

Section 4 .7. Payment of Obligations. The Company shall, and shall cause its Subsidiaries (and any Joint Venture which is less than fifty percent (50%) owned by the Company or any of its Subsidiaries, if the Company or such Subsidiary is a general partner, or treated as a general partner, of such Joint Venture resulting in general liability to the Company or such Subsidiary) to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

: (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by Company;

(c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing such Indebtedness, the non-payment of which would constitute an Event of Default under subsection 7.1(e);and

(d) the performance of all obligations under any Contractual Obligation to which Company or any of its Subsidiaries is bound, or to which it or any of its properties is subject, including the Related Agreements, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

The failure to comply with this Section 4.7 with respect to the Senior Debt and/or the Senior Loan Documents shall not constitute an Event of Default except to the extent of Section 7.1(e).

Section 4.8. Compliance with Laws. The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including, without limitation, all Environmental Laws), except (a)(i) such as may be contested in good faith by appropriate proceedings diligently prosecuted without risk of loss of any material portion of the Collateral, (ii) as to which a bona fide dispute exists, and (iii) for which appropriate reserves have been established on the Company’s financial statements, or (b) where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.9. Inspection of Property and Books and Records. The Company shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiaries. The Company shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Purchasers (at the expense of the Company; provided that (a) if York Street is the holder a majority of the aggregate outstanding principal amount of the Notes, the Company shall be responsible for such expenses not more than one (1) time per year for each Purchaser and (b) if York Street is not the holder of a majority of the aggregate outstanding principal amount of the Notes, the Company shall be responsible for such expenses not more than one (1) time per year for all Purchasers as a single group, in each case, unless an Event of Default has occurred and is continuing), to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; and provided, further, however, when an Event of Default exists the Purchasers may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

Section 4.10. Use of Proceeds. The Company shall use the proceeds of the issuance of the Notes solely as set forth in Section 2.5 hereof.

Section 4.11. Solvency. The Company, individually, and the Company and its Subsidiaries, on a consolidated basis, shall at all times be Solvent.

Section 4.12. Further Assurances.

(a) The Company shall ensure that all written information, exhibits and reports furnished to the Purchasers do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Purchasers and correct any defect or error that may be discovered therein or in any Senior Subordinated Debt Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon request by the Majority Purchasers, the Company shall (and shall cause each of its Subsidiaries to) take such additional actions as the Majority Purchasers may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Senior Subordinated Debt Document and (ii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Purchasers the rights granted or now or hereafter intended to be granted to the Purchasers under any Senior Subordinated Debt Document or under any other document executed in connection therewith. Without limiting the generality of the foregoing and except as otherwise approved in writing by Majority Purchasers, Company shall cause each of its Subsidiaries (other than Foreign Subsidiaries if and to the extent a guaranty by such Subsidiary of the Obligations would result in adverse tax consequences to the Company under Section 956 of the Code) to guaranty the Obligations.

Section 4.13. [Intentionally Omitted].

Section 4.14. Stay, Extension and Usury Laws. Holdings, the Company and their Subsidiaries covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and each of Holdings, the Company and their Subsidiaries (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.15. Notes. The Company shall pay or cause to be paid the principal of and interest on the Notes, including any premium, on the dates and in the manner provided in the Notes and herein. The Company shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) following any Event of Default including on any overdue principal thereon at the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 5. NEGATIVE COVENANTS

Until payment in full of the Notes, the Company covenants and agrees as follows:

Section 5.1. Limitation on Liens. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of the Company or its Subsidiaries on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by subsection 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);

(b) any Lien created under the Senior Loan Documents or otherwise securing the Senior Debt;

(c) Liens for taxes, fees, assessments or other governmental charges (i) which are not delinquent or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7, provided that, in respect of this clause (ii), all such Liens secure claims in the aggregate at any time outstanding for Company and its Subsidiaries not exceeding $575,000;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment or judicial attachment liens, provided that the ; enforcement of such Liens is effectively stayed and all such Liens secure claims in the aggregate at any time outstanding for the Company and its Subsidiaries not exceeding $575,000;

(g) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of the Company and its Subsidiaries;

(h) Liens on any Property acquired or held by the Company or its Subsidiaries in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(i) Liens securing Capital Lease Obligations permitted under subsection 5.5(d);

(j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement; and

(l) other Liens not described above that secure obligations other than Indebtedness, provided the aggregate outstanding amount of the obligations secured thereby does not exceed $575,000 in the aggregate at any one time.

Section 5.2. Disposition of Assets. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions of inventory, or used, worn-out or surplus equipment, all in the Ordinary Course of Business;

(b) upon not less than five (5) Business Days prior written notice to the Purchasers, transfers of assets by one Foreign Subsidiary to another Foreign Subsidiary;

(c) upon not less than five (5) Business Days prior written notice to Purchasers, transfers of assets by (i) any Subsidiary of the Company to (x) a Wholly-Owned Subsidiary of the Company that is a Domestic, or (y) the Company and (ii) the Company to a Wholly-Owned Subsidiary of the Company that is a Domestic Subsidiary;

(d) dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made as provided in Section 1.3; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) no less than seventy five percent (75%) of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed in any fiscal year $575,000 and (iv) after giving effect to such disposition, Company is in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent quarter for which financial statements have been delivered; and

(e) so long as no Event of Default has occurred and is continuing, the sale without recourse and consistent with the industry practice of accounts receivable, not in excess of $575,000 in aggregate stated amount during any fiscal year, arising in the Ordinary Course of Business which are at least ninety (90) days’ past due.

Section 5.3. Consolidations and Mergers. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that upon not less than five (5) Business Days prior written notice to Purchasers:

(a) any Subsidiary of the Company may merge with, or dissolve or liquidate into, the Company or a Wholly-Owned Subsidiary of the Company that is a Domestic Subsidiary; provided that the Company or such Wholly-Owned Subsidiary that is a Domestic Subsidiary shall be the continuing or surviving entity; and

(b) any Foreign Subsidiary of the Company may merge with, or dissolve or liquidate into, any Wholly-Owned Subsidiary of the Company that is also a Foreign Subsidiary; provided that such Wholly-Owned Subsidiary that is a Foreign Subsidiary shall be the continuing or surviving entity.

Section 5.4. Loans and Investments. The Company shall not and shall not suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company or any Subsidiary of the Company (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents;

(b) extensions of credit by the Company or any Wholly-Owned Subsidiaries that are Domestic Subsidiaries to any other Wholly-Owned Subsidiaries that are Domestic Subsidiaries;

(c) loans and advances to employees and independent contractors in the Ordinary Course of Business not to exceed $575,000 in the aggregate at any time outstanding;

(d) Investments constituting Permitted Acquisitions;

(e) Investments in Joint Ventures in an aggregate amount not to exceed $575,000, which amount shall be reduced, on a dollar-for-dollar basis, by the amount by which the total consideration paid or payable (including, without limitation, any Seller Paper) in connection with Permitted Acquisitions consummated by the Company during the term of this Agreement exceeds $2,875,000;

(f) to the extent constituting Investments, Rate Contracts entered into in the Ordinary Course of Business (i) for bona fide hedging purposes and not for speculation upon prior written notice to the Purchasers or (ii) pursuant to Section 4.13 of the Senior Credit Agreement; and

(g) Investments in the form of promissory notes received in connection with dispositions of assets permitted under subsection 5.2(d).

Section 5.5. Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any of its Subsidiaries to (and shall not suffer or permit any Joint Venture which is less than fifty percent (50%) owned by the Company or any of its Subsidiaries, if the Company or such Subsidiary is a general partner, or treated as a general partner, of such Joint Venture resulting in general liability to the Company or such Subsidiary, to) create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement and the other Senior Subordinated Debt Documents;

(b) Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 5.9;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including extensions and refinancings thereof which do not increase the principal amount of such Indebtedness as of the date of such extension or refinancing;

(d) Indebtedness not to exceed $862,500 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsection 5.1(h);

(e) unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b);

(f) unsecured Indebtedness (including earnouts) owing to sellers incurred in connection with Permitted Acquisitions, which Indebtedness (i) is subordinated to the Obligations on terms and conditions reasonably acceptable to the Majority Purchasers, (ii) does not require payment of principal (other than any earn out obligation) prior to payment in full of the Notes hereunder, (iii) pays cash interest no more frequently than quarterly at a rate no greater than ten percent (10%) per annum, and (iv) does not exceed $575,000 in the aggregate at any time outstanding for all such Indebtedness (assuming for such purpose that earnouts shall be deemed to equal the maximum amount thereof) (the foregoing Indebtedness being referred to as “Seller Paper”);

(g) other unsecured Indebtedness not exceeding in the aggregate at any time outstanding $575,000; and

(h) Indebtedness and all other obligations arising under the Senior Credit Agreement, and all guarantees thereof, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding, and whether or not allowed as a claim thereunder, and all obligations and liabilities incurred with respect to Permitted Refinancings, together with (i) any amendments, modifications, renewals, restatements, substitutions or extensions thereof to the extent permitted under this Agreement, and (ii) any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim; provided, however, the principal amount of Indebtedness under the Senior Credit Agreements shall not exceed the Senior Debt Principal Cap Amount.

Section 5.6. Transactions with Affiliates. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company or of any such Subsidiary, except:

(a) as expressly permitted by this Agreement; or

(b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Company or such Subsidiary provided that in the case of this clause (b), upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary and which are disclosed in writing to the Purchasers or as set forth in Schedule 5.6.

Section 5.7. Management Fees and Compensation. The Company shall not, and shall not permit any of its Subsidiaries to pay any management, consulting or similar fees to any Affiliate of the Company or to any officer, director or employee of the Company or any of its Subsidiaries or any Affiliate of the Company except:

(a) payment of reasonable compensation to officers and employees for actual services rendered to the Company and its Subsidiaries and reimbursement for actual, reasonable, out-of-pocket expenses of employees of the Company and its Subsidiaries, in each case in the Ordinary Course of Business;

(b) payment of performance bonuses to officers and employees not to exceed $2,875,000 in the aggregate pursuant to one or more agreements or plans, each in form and substance acceptable to the Purchasers (it being acknowledged and agreed that the terms and conditions specified on Exhibit 5.7 are acceptable to the Purchasers), and which agreements or plans will in any event contain the EBITDA targets set forth on Schedule 5.7; provided, that

(i) prior to the making of any such payment, the Company shall have delivered to the Purchasers the audited financial statements and the Compliance Certificate required to be delivered pursuant to subsections 4.1(b) and 4.2(b) hereof, respectively; and

(ii) at the time of, and after giving effect to, the making of any such payment (A) no Default or Event of Default exists and (B) the Company is in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent quarter for which financial statements have been delivered; provided, that for purposes of calculating the Fixed Charge Coverage Ratio as required by this subsection 5.7(b)(ii)(B), the amount of such payments shall constitute Fixed Charges;

(c) payment of directors’ fees at prevailing market rates in the Company’s industry and reimbursement of actual, reasonable, out-of-pocket expenses incurred in connection with attending board of director meetings, in each case to individuals who are not employees, consultants or independent contractors of the Company, any of its Subsidiaries, the Sponsor, or any of their respective Affiliates (including, with respect to the Sponsor, any Controlled Investment Affiliates); provided, that notwithstanding the foregoing, the Company may continue to pay directors’ fees to John Anderson in an amount not to exceed $287,500 in any fiscal year of the Company;

(d) payment of management fees to Sponsor and its Controlled Investment Affiliates pursuant to the Management Agreement, as in effect on the date hereof, not to exceed, in the aggregate, per annum, the greater of (i) $1,500,000 and (ii) five percent (5%) of EBITDA, payable in equal quarterly installments as provided in the Management Agreement, as in effect on the date hereof, together with reimbursement of actual, reasonable, out-of-pocket expenses and payment of customary investment banking fees in connection with Permitted Acquisitions and financings pursuant to the Management Agreement, as in effect on the date hereof; provided,that no other investment banking fees (other than customary brokers’ fees) have been or will be paid by the Company or its Subsidiaries in connection with any such Permitted Acquisition or financing; and provided, further, however, that (A) if payments of principal, interest or other amounts due and owing to the Purchasers hereunder are not being paid when due, (B) upon notice from the Purchasers that any Event of Default under Section 7.1(c) has occurred and is continuing or would arise as a result of such payment (or automatically while any Event of Default under subsections 7.1 (a), 7.1(f), 7.1(g) or 7.1(m)(iv) has occurred and is continuing or would arise as a result of such payment) or (C) the Company has elected to pay the entire amount of interest payable in kind at the 16% interest rate in accordance with Section 1,1 hereof, the fees and expenses (other than actual, reasonable, out-of-pocket expenses) described in this clause (d) shall not be paid; and

(e) transactions permitted by subsection 5.6(b).

Section 5.8. Use of Proceeds. The Company shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the proceeds of the issuance of the Notes, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of the Company or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

Section 5.9. Contingent Obligations. The Company shall not, and shall not suffer or permit any of its Subsidiaries to (and shall not suffer or permit any Joint Venture which is less than fifty percent (50%) owned by the Company or any of its Subsidiaries, if the Company or such Subsidiary is a general partner, or treated as a general partner, of such Joint Venture resulting in general liability to the Company or such Subsidiary, to), create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation upon prior written notice to the Purchasers;

(c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;

(d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;

(e) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Purchasers title insurance policies;

(f) Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Permitted Acquisitions and (ii) purchasers in connection with dispositions permitted under subsection 5.2(d);

(g) Contingent Obligations arising under Lender Letters of Credit (as defined in the Senior Credit Agreement) and other letters of credit which are the subject of a Letter of Credit Participation Agreement (as defined in the Senior Credit Agreement); and

(h) Contingent Obligations of Company with respect to any obligations of any of its Wholly-Owned Subsidiaries that are Domestic Subsidiaries permitted by this Agreement; provided, if such obligation is subordinated to the Obligations, such Contingent Obligation shall be subordinated to the same extent.

Section 5.10. Compliance with ERISA. The Company shall not, and shall not suffer or permit any of its Subsidiaries to:

(a) terminate any Plan subject to Title IV of ERISA so as to result in any material liability to the Company;

(b) permit to exist any ERISA Event or any other event or condition, which would reasonably be expected to have a Material Adverse Effect;

(c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to the Company;

(d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to have a Material Adverse Effect; or

(e) permit the present value of all nonforfeitable accrued benefits under any Plan subject to Title IV of ERISA (using the actuarial assumptions utilized by the PBGC upon termination of a Title IV Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan that is subject to Title IV of ERISA.

Section 5.11. Restricted Payments. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, partnership interests, membership interests or other equity securities or (ii) purchase, redeem or otherwise acquire for value any shares of its capital stock, partnership interests, membership interests or other equity securities or any warrants, rights or options to acquire such shares, interests or securities now or hereafter outstanding, (the items described in clauses (i) and (ii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of the Company may declare and pay dividends to the Company or any Wholly-Owned Subsidiary of the Company that is a Domestic Subsidiary, and except that the Company may:

(a) declare and make dividend payments or other distributions payable solely in its common stock or other equity securities;

(b) make distributions to Holdings which are immediately used by Holdings to redeem from employee (or former employee) stockholders shares of Holdings common stock or warrants or options to acquire any such shares provided all of the following conditions are satisfied:

(i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(ii) after giving effect to such Restricted Payment, the Company is in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent quarter for which financial statements have been delivered; provided, that for purposes of calculating the Fixed Charge Coverage Ratio as required by this subsection 5.1l(b)(ii), the amount of such payments shall constitute Fixed Charges;

(iii) the aggregate Restricted Payments permitted (x) in any fiscal year of Company shall not exceed $287,500 and (y) during the term of this Agreement shall not exceed $862,500; and

(iv) after giving effect to such Restricted Payment, Availability is not less than $2,550,000;

(c) in the event Company files a consolidated income tax return with Holdings, make distributions to Holdings to permit Holdings to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the Ordinary Course of Business provided, that the amount of such distribution shall not be greater, nor the receipt by Company of tax benefits less, than they would have been had Company not filed a consolidated return with Holdings;

(d) pay as and when due and payable, regularly scheduled payments of interest at the non-default rate of interest and payments of earnouts in respect of Seller Paper, to the extent permitted under the subordination terms with respect thereto;

(e) make distributions to Holdings at such times and in such amounts as are necessary to permit payment of actual, reasonable, out-of-pocket overhead and administrative expenses payable by Holdings in the Ordinary Course of Business, not to exceed $575,000 in the aggregate in any fiscal year; and

(f) make, on the Closing Date, the Closing Date Distributions.

Section 5.12. Change in Business. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from and unrelated to those lines of business carried on by it on the date hereof.

Section 5.13. Change in Structure. Except as expressly permitted under Section 5.3, the Company shall not and shall not permit any of its Subsidiaries to, make any material changes in its equity capital structure (including in the terms of its outstanding stock), or amend any of its Organization Documents in any material respect or in any respect adverse to the Purchasers.

Section 5.14. Accounting Changes. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any of its consolidated Subsidiaries, except with the prior written consent of the Majority Purchasers.

Section 5.15. Amendments to Related Agreements and Senior Loan Documents.

(a) The Company shall not and shall not permit any of its Subsidiaries, to (i) amend, supplement, waive or otherwise modify any provision of, any Related Agreements in a manner adverse to the Purchasers which could reasonably be expected to have a Material Adverse Effect, or (ii) take or fail to take any action under any Related Agreements that could reasonably be expected to have a Material Adverse Effect.

(b) Company shall not and shall not permit any of its Subsidiaries directly or indirectly to change or amend the terms of any Senior Debt to the extent prohibited by the lntercreditor Agreement.

Section 5.16. No Negative Pledges. Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any such Subsidiary to pay dividends or make any other distribution on any of such Subsidiary’s equity securities or to pay fees, including management fees, or make other payments and distributions to Company or any of its Subsidiaries.

Section 5.17. OFAC. Neither the Company nor any Subsidiary of the Company (i) will become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) will engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) will otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

Section 5.18. Board Observation Rights. For so long as any of the Notes are outstanding, (a) York Street Mezzanine Partners, L.P., as a Purchaser (or any Affiliate that is a holder of Notes designated in writing by York Street Mezzanine Partners, L.P.) shall have the right to designate one observer to the Board of Directors of the Company. Such observer shall be entitled (i) to receive contemporaneously the same notice and other materials in respect of all meetings (both regular and special) (or written consents) of the Board of Directors of the Company and each committee thereof as are furnished to members of said Board of Directors or such committees, (ii) to attend all meetings of the Board of Directors of the Company and each committee thereof and (iii) to participate in all discussions conducted at meetings (or with respect to actions to be taken by written consent) of the Board of Directors of the Company and each committee thereof; provided, however, such observer shall not constitute a member of such Board of Directors or any committee thereof and shall not be entitled to vote on any matters presented to said Board of Directors or any committee thereof. Notwithstanding anything to the contrary, the rights granted to the observer (including the right to receive all materials, notices, minutes, consents and forms of consents in lieu of meetings) shall be temporarily suspended if and to the extent, in the reasonable opinion of the Board of Directors of the Company, the observer’s attendance at any such meeting or portion thereof (i) violates any law or company policy regarding conflicts of interest with interested members of such Board of Directors as applied generally to meetings of the Board of Directors of the Company, or (ii) otherwise could violate the fiduciary duties of the Board of Directors of the Company, or constitute a waiver of any attorney-client privilege that may exist in connection with such meeting or any portion thereof, as advised by outside counsel to the Company. The reasonable travel and out-of-pocket expenses incurred by any such observer in attending any such meetings shall be reimbursed by the Company. Following an underwritten public offering of the common stock of the Company, York Street Mezzanine Partners, L.P., as Purchaser shall no longer have the right to appoint an observer to the Board of Directors of the Company. In the event that York Street Mezzanine Partners, L.P. or an Affiliate thereof shall no longer be a Purchaser hereunder, the rights of York Street Mezzanine Partners, L.P. to appoint an observer pursuant to this Section 5.18 shall continue to be vested in any successor holder of the Notes, subject to the approval of the Company, any such approvals not to be unreasonably withheld or delayed.

Section 5.19. Limitation on Layering Indebtedness. Notwithstanding the provisions of Section 5.5, the Company will not, and will not permit any Subsidiary to, directly or indirectly, incur or suffer to exist any Indebtedness that is both subordinate or junior in right of payment to any Indebtedness arising under the Senior Credit Agreement and senior in any respect in right of payment to any Indebtedness arising under this Agreement and the Notes.

Section 5.20. New Subsidiaries. If any of the Company, Holdings or their Subsidiaries shall form or acquire any domestic Subsidiary on or after the date hereof, such Person shall promptly cause any such Subsidiary to execute and deliver to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, (i) an absolute and unconditional guarantee of payment of any and all present and future Obligations and (ii) such other agreements, documents and instruments as the Purchaser may reasonably require, including, but not limited to, supplements and amendments hereto.

Section 5.21. Change of Fiscal Periods. The Company shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

Section 5.22. Repurchase of Notes. Except as provided by this Agreement on the date hereof, the Company, directly or indirectly, may not repurchase or make any offer to repurchase any Notes from any holder of Notes or its direct transferees unless an offer has been made to repurchase such Notes pro rata (based on the unpaid principal amounts thereof), from the holders of all of the Notes at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be cancelled and no Notes shall be issued in substitution therefor.

Section 5.23. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

SECTION 6. FINANCIAL COVENANTS.

The Company covenants and agrees that:

Section 6.1. Capital Expenditures. The Company and its Subsidiaries shall not make or commit to make Capital Expenditures for any fiscal year (or shorter period) set forth below to exceed the amount set forth in the table below with respect to such fiscal year (or shorter period):

Fiscal Period	Capital Expenditure Limitation
For the fiscal year ending December 31, 2006	$3,450,000

For the fiscal year ending December 31, 2007	$2,300,000

For the fiscal year ending December 31,2008	$2,300,000

For the fiscal year ending December 31, 2009	$2,300,000

For the fiscal year ending December 31, 2010 and for each fiscal year ending thereafter	$2,875,000

“Capital Expenditures” shall be calculated in the manner set forth in Exhibit 4.2(b).

Section 6.2. Senior Leverage Ratio. The Company shall not permit its Senior Leverage Ratio for the twelve month period ending on any date set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Senior Leverage Ratio
March 31, 2006	4.03 to 1.00
June 30, 2006	4.03 to 1.00
September 30, 2006	4.03 to 1.00
December 31, 2006	4.03 to 1.00

March 31, 2007	3.85 to 1.00
June 30, 2007	3.68 to 1.00

September 30, 2007	3.57 to 1.00
December 31, 2007	3.45 to 1.00

March 31, 2008	3.16 to 1.00
June 30, 2008	2.88 to 1.00
September 30, 2008	2.88 to 1.00
December 31, 2008	2.59 to 1.00

March 31, 2009	2.59 to 1.00
June 30, 2009	2.30 to 1.00
September 30, 2009	2.30 to 1.00
December 31, 2009 and the last day of each fiscal quarter thereafter	2.30 to 1.00

“Senior Leverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

Section 6.3. Fixed Charge Coverage Ratio. The Company shall not permit its Fixed Charge Coverage Ratio for the twelve month period (or such shorter period commencing on the Closing Date) ending on any date set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Fixed Charge Ratio
March 31, 2006	.95 to 1.00
June 30, 2006	.95 to 1.00
September 30, 2006	.95 to 1.00
December 31, 2006	.95 to 1.00

March 31, 2007	1.00 to 1.00
June 30, 2007	1.00 to 1.00
September 30, 2007	1.00 to 1.00
December 31, 2007	1.00 to 1.00

March 31, 2008	1.00 to 1.00
June 30, 2008	1.00 to 1.00
September 30, 2008	1.00 to 1.00
December 31, 2008	1.00 to 1.00

March 31, 2009	1.00 to 1.00
June 30, 2009	1.00 to 1.00
September 30, 2009	1.00 to 1.00
December 31, 2009 and the last day of each fiscal quarter thereafter through December 31, 2010	1.04 to 1.00

“Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

Section 6.4. Interest Coverage Ratio. The Company shall not permit its Interest Coverage Ratio for the twelve month period (or such shorter period commencing on the Closing Date) ending on any date set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Interest Coverage Ratio
March 31, 2006	1.96 to 1.00
June 30, 2006	1.96 to 1.00
September 30, 2006	2.04 to 1.00
December 31, 2006	2.09 to 1.00

March 31, 2007	2.13 to 1.00
June 30, 2007	2.17 to 1.00
September 30, 2007	2.17 to 1.00
December 31, 2007	2.26 to 1.00

March 31, 2008	2.30 to 1.00
June 30, 2008	2.30 to 1.00
September 30, 2008	2.35 to 1.00
December 31, 2008	2.39 to 1.00

March 31, 2009	2.39 to 1.00
June 30, 2009	2.61 to 1.00
September 30, 2009	2.61 to 1.00
December 31, 2009 and the last day of each fiscal quarter thereafter	2.83 to 1.00

“Interest Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

SECTION 7. EVENTS OF DEFAULT AND REMEDIES THEREFOR.

Section 7.1. Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of on any Note, including after maturity of the Notes, whether by acceleration or otherwise, or (ii) within five (5) days after the same shall become due, any interest on any Note or any fee or any other amount payable hereunder or pursuant to any other Senior Subordinated Debt Document; or

(b) Representation or Warranty. Any representation, warranty or certification by or on behalf of Holdings, the Company or any of its Subsidiaries made or deemed made herein, in any Senior Subordinated Debt Document, or which is contained in any certificate, document or financial or other statement by Holdings, the Company, any of its Subsidiaries, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any Senior Subordinated Debt Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. Holdings or the Company fails to perform or observe any term, covenant or agreement contained in Sections 4.1, 4.2(b), 4.3(a), 4.6 or 4.10 or Article V or Article VI hereof; or

(d) Other Defaults. Holdings, the Company or any of its Subsidiaries fails to perform or observe any other term, covenant or agreement contained in this Agreement or any Senior Subordinated Debt Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer becomes aware of such default and (ii) the date upon which written notice thereof is given to the Company by the Purchasers; or

(e) Cross-Acceleration. (i) Holdings, the Company or any of its Subsidiaries (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than the Obligations or Contingent Obligations hereunder or the obligations or contingent obligations under the Senior Loan Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $575,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded, or (ii) any default in respect of any Indebtedness of Holdings, the Company or its Subsidiaries under the Senior Loan Documents, (a) resulting from the failure to pay at stated maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity; or

(f) Insolvency; Voluntary Proceedings. (i) The Company or, except solely as a result of the consummation of any transactions expressly permitted by subsections 5.3(a) or 5.3(b), any of its Subsidiaries, ceases or fails to be Solvent; (ii) the Company or any of its Subsidiaries generally fails to pay, or admits in writing its inability to pay, its debts as they become due, Subject to applicable grace periods, if any, whether at stated maturity or otherwise; (iii) the Company or, except solely as a result of the consummation of any transactions expressly permitted by subsections 5.3(a) or 5.3(b), any of its Subsidiaries, voluntarily ceases to conduct its business in the ordinary course; (iv) the Company or any of its Subsidiaries commences any Insolvency Proceeding with respect to itself; or (v) the Company or any of its Subsidiaries takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary of the Company, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any of its Subsidiaries’ Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) the Company or any of its Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any of its Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h) ERISA. (i) A member of the Controlled Group shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under a Multiemployer Plan; (ii) a member of the Controlled Group shall fail to satisfy its contribution requirements under Section 412(c)(ll) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) the occurrence of an ERISA Event; (iv) a Plan that is intended to be qualified under Section 401 (a) of the Code shall lose its qualification; (v) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction; (vi) a violation of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401 (a) of the Code; (vii) any member of the Controlled Group is assessed a tax under Section 4980B of the Code or incurs a liability under Section 601 et seq. of ERISA; and, the occurrence of any such event listed in clauses (i) through (vii), or the occurrence of any combination of events listed in clauses (i) through (vii) results in, or could reasonably be expected to result in, a Material Adverse Effect or result in exposure to Company in an amount in excess of $575,000; or

(i) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against Holdings, the Company or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $575,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of forty-five (45) days after the entry thereof; or

(j) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against Holdings, the Company or any of its Subsidiaries which does or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (determined after giving effect to the proceeds of any business interruption insurance), and there shall be any period of twenty (20) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k) Subsidiary Guaranty. The Guaranty of any Subsidiary of the Company or any material provision of any Guaranty made by any Subsidiary of the Company shall for any reason cease to be valid and binding on or enforceable against such Subsidiary of the Company; or such Subsidiary of the Company shall so state in writing or bring an action to limit or deny its obligations or liabilities thereunder; or any Subsidiary of the Company shall fail in any material respect to perform or observe any term, covenant or agreement in such Guaranty; or

(1) Ownership. (i) Sponsor at any time fails to own beneficially, directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding voting capital stock of Holdings or, in any event, capital stock representing voting control of the Company, or (ii) Holdings ceases to own one hundred percent (100%) of the issued and outstanding equity securities of the Company occurs in each instance in clauses (i) and (ii), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of the Senior Lenders under the Senior Loan Documents; or

(m) Holdings Defaults. (i) Holdings shall fail in any material respect to perform or observe any term, covenant or agreement in the Guaranty; or (ii) the Guaranty shall for any reason be partially (including with respect to future advances) or wholly revoked or invalidated, or,otherwise ceases to be in full force and effect; or (iii) Holdings or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; or (iv) any event described in subsections 7.1(f) or 7.1(g) shall occur with respect to Holdings; or (v) Holdings shall engage in any business activities other than (A) its ownership of the equity securities of Company, (B) activities incidental to maintenance of its corporate existence, and (C) performance of its obligations under the Related Agreements to which it is a party; or

(n) Joint Venture Defaults. Any event described in subsections 7.1 (f) or 7.1 (g) shall occur with respect to any Joint Venture which is less than fifty percent (50%) owned by the Company or any of its Subsidiaries if the Company or such Subsidiary is a general partner, or treated as a general partner, of such Joint Venture resulting in general liability to the Company or such Subsidiary.

Section 7.2. Acceleration. (i) If an Event of Default described in Sections 7.1 (f), 7.1 (g) or 7.l(m)(iv) has occurred (in the case of clause (i) of subsection 7.l(g) upon the expiration of the sixty (60) day period mentioned therein), then the aggregate principal amount of the Notes then outstanding, together with all interest accrued pursuant to the terms of the Notes and unpaid as of the date of such Event of Default, shall automatically become immediately due and payable.

(ii) If an Event of Default (other than an Event of Default described in Sections 7. l(f), 7.1(g) or 7.1(m)(iv)) has occurred and is continuing, the Majority Purchasers may at any time at their option, by notice or notices to the Company, declare that the aggregate principal amount of the Notes then outstanding, together with all interest accrued (including any Default Rate interest) pursuant to the terms of the Notes and unpaid as of the date of such Event of Default, shall automatically become immediately due and payable.

(iii) Upon any Notes becoming due and payable under this Section 7.2, whether automatically or by declaration, such Notes will forthwith mature and the entire aggregate principal amount of such Notes then outstanding, together with all interest accrued pursuant to the terms of the Notes and unpaid as of the date of such Event of Default (such interest to accrue at the Default Rate with respect to any overdue payment), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Section 7,3. Remedies. If any Event of Default specified in Sections 7.1(f), 7.1(g) or 7.1(m)(iv) shall occur and be continuing (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein) or the Notes become immediately due and payable in accordance with Section 7.2, any holder of Notes may proceed to protect and enforce its rights under this Agreement by exercising such remedies as are available under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, subject to the terms of the Intercreditor Agreement. No remedy conferred in this Agreement upon any holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

SECTION 8. AMENDMENTS, WAIVERS AND CONSENTS.

Sections 8.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Majority Purchasers; provided that without the written consent of the holders of all the Notes then outstanding, no such amendment or waiver shall be effective which will extend the time for payment (including any prepayment required by Section 1.2) of the principal of or the interest on any Note or change the principal amount thereof or reduce the rate of interest thereon or modify this Section 8.1.

Section 8.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company and its Affiliates will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of Notes, as the case may be (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company and its Affiliates will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, pro rata based on the principal amount outstanding to the holders of outstanding Notes.

Section 8.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to Indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 9. INTERPRETATION OF AGREEMENT.

Section 9.1. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable.

Section 9.2. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

Section 9.3. Fiscal Quarters. Where any provision in this Agreement refers to a fiscal quarter ending on a specific date, such provision shall be construed to refer to the fiscal quarter of the relevant entity ending nearest such specific date.

Section 9.4. Document References. Except as otherwise provided herein, where any provision in this Agreement refers to a specific document, such provision shall be construed to refer to such document as it may be amended from time to time in accordance with the provisions of this Agreement.

SECTION 10. INDEMNIFICATION

Section 10.1. General. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the holders of the Notes and: their respective Affiliates and each of their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an (“Indemnified Party”) to the fullest extent permitted by law from and against any and all losses claims, damages, reasonable expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities, losses, or diminution in value (collectively, “Liabilities”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Company in this Agreement, the Notes, the other Senior Subordinated Debt Documents, or the Equity Co-Investment Documents, including, without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement, the Notes or the other

Senior Subordinated Debt Documents, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including, without limitation, actions brought by any holders of equity or indebtedness of the Company or derivative actions brought by any Person claiming through or in the Company’s name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Senior Subordinated Debt Documents, or any Indemnified Party’s role in the transactions contemplated thereby; provided, however, that the Company shall not be liable under this Section 10.1 to an Indemnified Party to the extent that it is finally judicially determined that such Liabilities resulted from the bad faith, willful misconduct or gross negligence of such Indemnified Party; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities that shall be permissible under applicable Requirements of Law. In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, promptly to reimburse, without duplication, each Indemnified Party for all such expenses (including, without limitation, fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted solely from the willful misconduct or gross negligence of such Indemnified Party.

Section 10.2. Procedure; Notification. Each Indemnified Party under this Section 10 will, promptly after the receipt of written notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Section, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Company of any such action shall not relieve the Company from any liability that it may have to such Indemnified Party unless, and only to the extent that, such omission results in the Company being materially prejudiced thereby. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, such Indemnified Party shall have the right to employ separate counsel at the Company’s expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the holders of the Notes, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent (a) does not require the Indemnified Party to pay any amount or take, or refrain from taking, any action and (b) includes an unconditional release of such Indemnified party from all liability arising or that may arise out of such claim, action or proceeding. The rights accorded to the Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

SECTION 11. MISCELLANEOUS.

Section 11.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the “Note Register”) and the Company shall register or transfer or cause to be registered or transferred as hereinafter provided any Note issued pursuant to this Agreement.

Subject to Section 11.15 hereof, at any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing.

The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder. All payments on the Notes hereunder shall be made on a pro rata basis based on the outstanding principal amount of the Notes held by each Purchaser.

Section 11.2. Exchange of Notes. At any time and from time to time, upon not less than ten (10) days’ notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 11.1, this Section 11.2 or Section 11.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such holder, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in such other smaller denominations as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company will pay all charges including, without limitation, any stamp tax or governmental charge or expense imposed upon such exchange or transfer.

Section 11.3. Loss, Theft, Etc. of Notes. Upon receipt of reasonable evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note (as applicable), of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If any Purchaser is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

Section 11.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly your out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement, the other Senior Subordinated Debt Documents, the Equity Co-Investment Documents and the transactions contemplated hereby and thereby, including but not limited to the reasonable charges and disbursements of your special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate, and such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement, the other Senior Subordinated Debt Documents or the Equity Co-Investment Documents. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other similar taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any other Person in connection with the transactions contemplated by this Agreement. You represent that you have not retained any broker in connection with the transactions contemplated by this Agreement.

Section 11.5. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

Section 11.6. Notices. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company, c/o Fenway Partners, Inc., 152 West 57th Street, New York, New York 10029, fax no. (212) 581-1205, or to such other address as the Company may in writing designate to you or to a subsequent holder of the Notes initially issued to you; provided, however, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I, and a notice to you by facsimile communication shall only be effective if made by confirmed transmission to you at a telephone number designated for such purpose in Schedule I, or, in either case, as you or a subsequent holder of any Note initially issued to you may designate to the Company in writing.

Section 11.7. Non-Business Days. Whenever any payment to be made under this Agreement or the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next Business Day. Such extension of time in each such case shall be included in computing interest in connection with such payment.

Section 11.8. Waiver of Trial by Jury. Each of the parties hereto hereby, to the fullest extent permitted by law, waives trial by jury in any action brought under or in connection with any of the Senior Subordinated Debt Documents.

Section 11.9. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

Section 11.10. Entire Agreement. This Agreement, the Notes, and the other Senior Subordinated Debt Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded hereby.

Section 11.11. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the other Senior Subordinated Debt Documents.

Section 11.12. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

Section 11.13. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with the internal laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

Section 11.14. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 11.15. Assignment. Each holder of the Notes may assign its rights under this Agreement and the Senior Subordinated Debt Documents (i) to its Affiliates without the prior written consent of the Company and (ii) to any Person other than its Affiliates, with the consent of the Company (such consent not to be unreasonably withheld or delayed), unless an Event of Default shall have occurred and is continuing, in which case, no consent shall be required.

Section 11.16. Confidentiality. Each holder of Notes agrees for a period of two (2) years after the second anniversary of the Maturity Date to keep confidential (and to cause its officers,

directors, employees, agents, partners, counsel and representatives to keep confidential) all information, materials and documents concerning the business of Holdings and its Subsidiaries furnished to such holder of Notes by, or on behalf of, Holdings or its Subsidiaries or any board observer designated pursuant to Section 5.18 (the “Information”). Notwithstanding the foregoing, each holder of Notes shall be permitted to disclose Information (i) to its officers, managers, directors, employees, agents, partners, counsel and representatives and Affiliates provided that such Information shall remain confidential; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or to the extent requested by any governmental agency or authority; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such holder of Notes on a non-confidential basis from a source other than Holdings or its Subsidiaries or (C) was available to the holder of Notes on a non-confidential basis prior to its disclosure to the holder of Notes by Holdings or its Subsidiaries; (iv) to the extent Holdings or its Subsidiaries shall have consented to such disclosure in writing; (v) in connection with the assignment of any Notes provided that the recipient of the Information agrees to maintain the confidentiality of the Information; or (vi) to its respective investors or lenders in connection with any reporting performed by such holder of Notes to any such Persons.

[signature page follows]

The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

PANTHER II TRANSPORTATION, INC.

By:	/s/ John J. Sliter
Name:	John J. Sliter
Title:

Note Purchase Agreement

Accepted as of January 11, 2006.

YORK STREET MEZZANINE PARTNERS, L.P.

By:	York Street Capital Partners, L.L.C., its general partner

By:	/s/ Robert M. Golding
Name:	Robert M. Golding
Title:	Managing Director

CUNA MUTUAL INSURANCE SOCIETY

By:
Name:
Title:

CUMIS INSURANCE SOCIETY, INC.

By:
Name:
Title:

MEMBERS LIFE INSURANCE COMPANY

By:
Name:
Title:

CUNA MUTUAL LIFE INSURANCE COMPANY

By:
Name:
Title:

Accepted as of January 11, 2006.

YORK STREET MEZZANINE PARTNERS, L.P.

By:	York Street Capital Partners, L.L.C., its general partner

By:	/s/ John Petchler
Name:
Title:

CUNA MUTUAL INSURANCE SOCIETY

By:	/s/ John Petchler
Name:
Title:

CUMIS INSURANCE SOCIETY, INC.

By:	/s/ John Petchler
Name:
Title:

MEMBERS LIFE INSURANCE COMPANY

By:	/s/ John Petchler
Name:
Title:

CUNA MUTUAL LIFE INSURANCE COMPANY

By:	/s/ John Petchler
Name:
Title:

ANNEX A

DEFINITIONS

Unless the context otherwise requires, the terms hereinafter set forth when used in the Agreement shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

“Accrued Bankruptcy Interest” means, with respect to any Indebtedness, all interest accruing thereon after the filing of a petition by or against the Company or any Subsidiary under any Bankruptcy Law, in accordance with and at the rate (including any rate applicable upon any default or event of default, to the extent lawful) specified in the documents evidencing or governing such Indebtedness, whether or not the claim for such interest is allowed as a claim after such filing in any proceeding under such Bankruptcy Law.

“Acquired Entity” has the meaning ascribed to such term in the definition of “Permitted Acquisitions.”

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Subsidiary of the Company, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, neither the Purchasers nor the Agent nor any Lender under the Senior Loan Documents shall be deemed an “Affiliate” of Holdings, the Company or of any Subsidiary of the Company. For the avoidance of doubt, Teachers’ Private Capital and its Affiliates shall be considered Affiliates of the Purchaser.

“Applicable Premium” shall have the meaning assigned to it in Section 1.2(b).

“Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal, state or foreign law for the relief of debtors.

“Board of Directors” means, with respect to any Person, the board of directors (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Illinois or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of a Person under any Capital Lease.

“Capital Stock” means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than six (6) months, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-l by Standard & Poor’s Corporation or P-l by Moody’s Investors Service, Inc. and in either case having a tenor of not more than nine (9) months and (d) money market mutual funds provided that substantially all of the assets of such fund are comprised of securities of the type described in clauses (a) through (c).

“Change of Control” means: (i) any time prior to the consummation of an initial public offering of Holdings, the Company or any Subsidiary the Sponsor shall cease to beneficially own and control at least 51% on a fully diluted basis of the economic (but excluding any profit interests) and voting interests in the Capital Stock of Holdings; (ii) at any time after the consummation of an initial public offering of either Holdings, the Company or any Subsidiary, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Sponsor (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings, (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings or (c) shall have obtained a greater percentage on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings then held, directly or indirectly, beneficially and of record by Sponsor; (iii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Company; (iv) the Company shall cease to beneficially own and control 90% on a fully diluted basis of the economic and voting interest in the Capital Stock of any Subsidiary; (v) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Closing Date

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or (b) were nominated for election by the Sponsor or the board of directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (vi) any “change of control” or similar event under the Senior Credit Agreement.

“Change of Control Agreement Date” shall mean any date upon which any Person enters into an agreement pursuant to which a Change of Control shall occur.

“Closing Date” shall have the meaning assigned to it in Section 2.

“Closing Date Distributions” means a dividend made by the Company to Holdings on the Closing Date in an aggregate amount equal to $47,179,385.43, the proceeds of which dividend shall be immediately used by Holdings to pay a portion of the repurchase price relating to the repurchase of an aggregate of 44,015.64 shares of its Preferred Stock, par value $ 0.01 per share on the Closing Date, from the Sponsor and certain other holders pursuant to that certain Repurchase Agreement dated as of the date hereof by and among Holdings, the Sponsor and such other holders of the Preferred Stock (the “Repurchase Agreement”).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning assigned to it in the preamble to this Agreement.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Control Change Notice” shall have the meaning assigned to it in Section 1.2(b).

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“Control Change Payment Date” shall have the meaning assigned to it in Section 1.2(b).

“Controlled Group” means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Controlled Investment Affiliates” means, with respect to Sponsor, any fund or investment vehicle that (i) is organized by Sponsor for the purpose of making equity investments in one or more companies and is controlled by Sponsor or (ii) has the same principal fund advisor as the Sponsor. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Declaration Notice” shall have the meaning assigned to it in Section 1.3(a).

“Default” shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 1.1.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsection 5.2(a), and (b) the sale or transfer by the Company or any Subsidiary of the Company of any equity securities issued by any Subsidiary of the Company and held by such transferor Person.

“Distribution” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Company now or hereafter outstanding, or (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Company hereafter outstanding.

“Domestic Subsidiary” means a Subsidiary incorporated, organized or otherwise formed under the laws of any state of the United States of America or the District of Columbia.

“Employment Agreements” means those certain Employment Agreements dated as of June 10, 2005 by and between the Company and each of John Sliter and Daniel K. Sokolowski, as amended, restated, supplemented or otherwise modified to the extent permitted hereunder.

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“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non negligent, sudden or non sudden, accidental or non accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Company.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act.

“Equity Co-Investment Documents” means the Subscription Agreements and the Stockholders Agreement and all other documents related thereto.

“Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or 414(c) or 414(m) or 414(o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by the Company or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under

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Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Company or any Subsidiary of the Company may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401 (a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Company or any member of the Controlled Group may be directly or indirectly liable.

“ERISA Group” means the Company, any of its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning assigned to it in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fiscal Month” means each calendar month in the Fiscal Year.

“Fiscal Quarter” means the fiscal quarter of the Company and its Subsidiaries ending on each December 31, March 31, June 30 and September 30.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on each December 31.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary,

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative

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functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty (ies)” means, collectively, (i) that certain Guaranty of even date herewith, in form and substance reasonably acceptable to each Purchaser, made by Holdings and any other Person who becomes a party to such agreement by execution of a joinder thereto in favor of the Purchasers, and (ii) any other guaranty made by any Subsidiary of Holdings or the Company, or any other Person, in favor of the Purchasers of the Obligations.

“Guarantors” means those entities providing a Guaranty to the Purchasers thereunder.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law.

“Holdings” means PTHR Holdings, Inc., a Delaware corporation.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off balance sheet loan or similar off balance sheet financing products; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.

“Indemnified Party” shall have the meaning assigned to it in Section 10.1.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors;

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in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intangible Assets” means assets that are considered intangible assets under GAAP, including customer lists, goodwill, covenants not to compete, copyrights, trade names, trademarks and patents.

“Intercreditor Agreement” means the Subordination Agreement dated as of the date hereof among the Company, Holdings, Panther Sub, the Purchasers and Antares Capital Corporation, as agent for the Senior Lenders.

“Interest Payment Date” shall have the meaning assigned to it in Section 1.1.

“Issue Date” means the date of first issuance of the Notes under this Agreement.

“Joint Venture” means any partnership, association, company, community of interest, or joint venture entered into by the Company or one of its Subsidiaries with an unrelated, non-Affiliated third party on an arm’s length basis to engage in the joint undertaking of a business, which such business shall be in the same line of business as the Company or any of its Subsidiaries, or any business reasonably related thereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Liabilities” shall have the meaning assigned to it in Section 10.1.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Majority Purchasers” means the holders of a majority in aggregate principal amount of Notes at the time outstanding.

“Management Agreement” means that certain Management Advisory Agreement dated as of June 10, 2005 among Holdings, the Company and Fenway Partners, Inc.

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“Management Fees” means fees payable pursuant to the Management Agreements.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board,

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of Holdings, the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of Holdings, the Company, any of its Subsidiaries, or any other Person (other than the Purchasers) to perform in any material respect its obligations under any Senior Subordinated Debt Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Senior Subordinated Debt Document.

“Material Contracts” means any contract or other agreement (other than the Senior Loan Documents and the Senior Subordinated Debt Documents), to which any of Holdings, the Company or their Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Maturity Date” means July 31, 2012.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which Company or any member of the Controlled Group may have any liability.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) transaction costs relating to such Disposition (including reasonable attorneys fees) excluding amounts payable to the Company, (ii) sale, use or other transaction taxes paid or payable as a result thereof, (iii) income taxes paid or payable as a result thereof, (iv) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Senior Debt or other Indebtedness secured by a Lien on the asset which is the subject of such Disposition, and (v) reasonable amounts required to repair or prepare any Property that is the subject of such Disposition for sale, and (b) in the event of an Event of Loss (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses (including reasonable attorneys fees) reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments, including holders of Senior Debt or other Indebtedness secured by a Lien on an asset which is the subject of such Event of Loss.

“Note Register” shall have the meaning assigned to it in Section 11.1.

“Notes” shall mean the 14.0% Senior Subordinated Notes, due July 31, 2012, of the Company in an initial aggregate principal amount of $24,800,000 issued under and pursuant

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to this Agreement, or any other Notes issued hereunder, or any amendment thereto, or to the extent otherwise issued pursuant to Section 1,1.

“Obligations” means all Notes, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Company to the Purchasers or any other Person required to be indemnified, that arises under any Senior Subordinated Debt Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Ordinary Course of Business” means, in respect of any transaction involving Holdings, the Company or any Subsidiary of the Company, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Senior Subordinated Debt Documents or Senior Loan Documents.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership or (c) for any limited liability company, the operating agreement and articles or certificate of formation.

“Panther Purchase Agreement” means that certain Contribution and Share Purchase Agreement dated as of May 22, 2005 by and among Holdings, Panther Acquistion, Inc., the Company and the Shareholders, as amended, restated, supplemented or otherwise modified to the extent permitted hereunder.

“Panther Sub” means Panther II, Inc., an Ohio corporation f/k/a Sokolowski, Inc.

“Party” means any Person other than the holders of the Notes, which now or hereafter is a party to any of the Senior Subordinated Debt Documents.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Permitted Acquisition” means any Acquisition by (i) the Company or any Wholly-Owned Subsidiary of the Company that is a Domestic Subsidiary of substantially all of the assets of a Person, which assets are located in the United States or (ii) the Company or any Wholly-Owned Subsidiary of the Company that is a Domestic Subsidiary of one hundred percent (100%) of the equity interests of a Person incorporated under the laws of any State in the United

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States or the District of Columbia (such assets, in the case of an asset acquisition, or entity, in the case of an acquisition of equity securities, are referred to herein as the “Acquired Entity”) to the extent that each of the following conditions shall have been satisfied:

(a) to the extent the Acquisition will be financed in whole or in part with the proceeds of any loan under the Senior Credit Agreement, the conditions set forth under the Senior Credit Agreement shall have been satisfied;

(b) the Company shall have furnished to the Purchasers at least ten (10) Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Purchasers, such other information and documents that the Purchasers may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of the Company and its Subsidiaries after giving effect to the consummation of such Acquisition, (iii) a certificate of a Responsible Officer of the Company demonstrating on a pro forma basis compliance with the covenants set forth in Section 6.2 hereof after giving effect to the consummation of such Acquisition (and the incurrence of any Indebtedness in connection therewith)) and (iv) copies of such other agreements, instruments and other documents as the Purchasers reasonably shall request;

(c) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Acquired Entity;

(d) no Default or Event of Default shall then exist or would exist after giving effect thereto;

(e) after giving effect to such Acquisition, Availability (as defined therein) under the Senior Credit Agreement shall be not less than $2,550,000;

(f) no more than $1,150,000 in the aggregate principal amount of Revolving Loans under the Senior Credit Agreement may be used during any calendar year and no more than $3,450,000 in the aggregate principal amount of Revolving Loans under the Senior Credit Agreement may be used during the term of this Agreement to consummate all such Acquisitions;

(g) the total consideration paid or payable (including, without limitation, any Seller Paper) for (i) any individual Acquisition shall not exceed $1,150,000 and (ii) all Acquisitions consummated during the term of this Agreement shall not exceed $3,450,000 in the aggregate for all such Acquisitions, less the amount of any Investments made under subsection 5.4(e); and

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(h) the Acquired Entity has EBITDA, the calculation and determination of which shall be reasonably acceptable to the Majority Purchasers, and which EBITDA shall be subject to proforma adjustments acceptable to the Majority Purchasers, for the most recent four (4) quarters prior to the acquisition date for which financial statements are available, greater than zero.

“Permitted Refinancing” shall mean any refinancing of the Indebtedness incurred under the Senior Credit Agreement, provided that the financing documentation entered into by the Company or its Subsidiaries in connection with such Permitted Refinancing constitutes permitted Refinancing Loan Documents; provided, that the amount of such Indebtedness shall not exceed the then existing Senior Debt Principal Cap Amount.

“Permitted Refinancing Loan Documents” means any financing documentation that from time to time replaces any Senior Credit Agreement, or prior Permitted Refinancing Loan Documents, and pursuant to which Indebtedness incurred under the Senior Credit Agreement or the Permitted Refinancing Loan Documents, as the case may be, is refinanced, as such financing documentation may be amended, supplemented, restated or otherwise modified from time to time, but specifically excluding any such financing documentation to the extent that it contains, either initially or by amendment or other modification, any terms, conditions, covenants or defaults other than those which: (a) then exist in the Senior Credit Agreement or the prior Permitted Refinancing Loan Documents, or (b) could be included in the Senior Credit Agreement by amendment or other modification in accordance with the terms of the Intercreditor Agreement.

“Person” or “person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, limited liability company, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any member of the Controlled Group sponsors or maintains or to which the Company or any member of the Controlled Group is reasonably expected to have liability (whether contingent or otherwise).

“Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person, including, without limitation, any of the foregoing under any Debtor Relief Laws.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PTE” shall have the meaning assigned to it in Section 3.24(c)(ii).

“Purchaser(s)” shall mean the Person designated as a Purchaser on Schedule I hereto.

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“QPAM” shall have the meaning assigned to it in Section 3.24(c)(iii).

“QPAM Exemption” shall have the meaning assigned to it in Section 3.24(c)(iii).

“Qualified Plan” means a pension plan (as defined in Section 3(2) of ER1SA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Property” means, as of any date of determination, all real property then or theretofore owned, leased or occupied by the Company or any Subsidiary.

“Related Agreements” means the Management Agreement, the Panther Purchase Agreement, the Merger Agreement, the Employment Agreements, the Sponsor Guaranty and the Services Agreement.

“Regulation U” means such regulation of the Federal Reserve Board, as in effect from time to time.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of including the movement of any Hazardous Materials through the air, soil, surface water, groundwater or property.

“Reportable Event” means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon Person or any of its Property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, the president or any vice president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial

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information, the chief financial officer, the treasurer or the controller of the Company, or any other officer having substantially the same authority and responsibility.

“SEC” means the United States Securities and Exchange Commission, or any successor agency.

“Securities” means any capital stock, share, voting trust certificate, bond, debenture, note or other evidence or Indebtedness, limited partnership interest, member interest, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Senior Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of January 11, 2006, entered into by and among the Company, Antares Capital Corporation, as administrative agent, GE Capital Markets, Inc., as the lead arranger, and certain other lenders, as may be amended, modified, supplemented, extended, restated, replaced, or refinanced from time to time, with the same Senior Lenders or different Senior Lenders, including amendments, replacements and refinancings that increase the amount of obligations thereunder (including, without limitation, increases in the principal amount thereof) pursuant to a Permitted Refinancing.

“Senior Debt” shall mean “Senior Indebtedness” as such term is defined in the Intercreditor Agreement.

“Senior Debt Maturity Date” means the earlier of (i) the scheduled maturity date of the Senior Debt including any refinancings or extensions thereof with the same Senior Lenders or different Senior Lenders and (ii) the date of repayment in full of the Senior Debt, whether by prepayment, redemption, acceleration or otherwise, where such Senior Debt is not being refinanced in the manner provided for in clause (i).

“Senior Debt Principal Cap Amount” shall mean $103,500,000. For purposes of calculating the debt cap hereunder, the Senior Debt Principal Cap Amount shall be reduced by any mandatory prepayments of the Senior Debt including, but not limited to, any mandatory prepayments under the Senior Credit Agreement or permanent reductions to the revolving loan commitments under the Senior Credit Agreement (specifically excluding, however, any such repayments and/or commitment reductions resulting from the actual refinancing, substitution or replacement of the Indebtedness incurred under the Senior Credit Agreement pursuant to a Permitted Refinancing).

“Senior Lenders” means the “Lenders” (as such term is defined in the Senior Credit Agreement), and shall be deemed to include any holder of any obligation which is payable under the Senior Credit Agreement or secured by any lien created under the Senior Loan Documents.

“Senior Loan Documents” shall mean the Senior Credit Agreement, all agreements, certificates and documents identified as Loan Documents in the Senior Credit

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Agreement, and all documents executed by the Company, its Subsidiaries or any of their respective Affiliates in connection therewith.

“Senior Subordinated Debt Documents” shall mean this Agreement, the Notes, the Guaranties and the other agreements, certificates, instruments and documents delivered herewith and therewith.

“Services Agreement” means that certain Services Agreement dated as of June 10, 2005 by and between the Company and Fusion Software, Inc., as amended, restated, supplemented or otherwise modified to the extent permitted

“Shareholders” means each of Ellen A. Amato, as trustee of the Amato FLIT Trust U/A/D 12/31/03, Craig T. Amato, individually and as trustee of the 1999 Craig T. Amato Grantor Retained Annuity Trust and Daniel K. Sokolowski, individually and as trustee of the Daniel K. Sokolowski Revocable Trust U/A/D 2/16/98.

“Solvent” means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 10l(32)(A) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Source” shall have the meaning assigned to it in Section 3.24(c).

“Sponsor” shall mean Fenway Partners, Inc.

“Sponsor Guaranty” means that certain Limited Guaranty dated as of May 22, 2005 by the Sponsor in favor of the Shareholders, as amended, restated, supplemented or otherwise modified to the extent permitted hereunder.

“Stockholders Agreement” shall mean the Amended and Restated Stockholders Agreement dated as of the date hereof, by and among the Holdings and the stockholders named therein.

“Subscription Agreements” shall mean Subscription Agreements with respect to the common stock and the preferred stock, each dated as of the date hereof, by and among the Purchasers and the Holdings.

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“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Transaction Fee” shall have the meaning assigned to it in Section 1.6.

“Unfunded Pension Liabilities” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used by the Plan’s actuaries for funding the Plan pursuant to section 412 for the applicable plan year.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the equity securities, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Withdrawal Liabilities” means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

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Schedule I

NAME AND ADDRESS OF PURCHASERS		PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED

York Street Mezzanine Partners, L.P.		$17,928,571.00
c/o York Street Capital Partners, L.L.C. One Pluckemin Way Bedminster, NJ 07921 Attention: Robert M. Golding Tel: (908) 658-3714 Fax: (908) 658-9933

WIRE TRANSFER INSTRUCTIONS

Bank Name:	JP Morgan Chase Bank
Bank Address:	57 Diamond Spring Road
Denville,NJ 07834
ABA No.:	XXXXXXXXX .
Account Name:	York Street Mezzanine
Partners, L.P
Account No:	XXXXXXXXXXXX
Reference:	Panther II

CUMIS Insurance Society, Inc.		$1,075,714.35
John Petchler CUNA Mutual Group 5910 Mineral Point Road Madison, WI 53705-4456 Phone:608 231-8255 Fax: 608 236-6224 Email: john.petchler@cunamutual.com

WIRE TRANSFER INSTRUCTIONS

Bank Name:	State Street Bank
Account Name:	CUMIS Insurance Society
Account Number:	XXXX
ABA/Routing:	XXXXXXXXX

NAME AND ADDRESS OF PURCHASERS		PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED

CUNA Mutual Insurance Society		$2,151,428.70
John Petchler CUNA Mutual Group 5910 Mineral Point Road Madison, WI 53705-4456 Phone:608 231-8255 Fax: 608 236-6224 Email: john.petchler@cunamutual.com

WIRE TRANSFER INSTRUCTIONS

Bank Name: Account Name: Account Number: ABA/Routing:	State Street Bank CUNA Mutual Insurance Society XXXX XXXXXXXXX

Members Life Insurance Company John Petchler CUNA Mutual Group 5910 Mineral Point Road Madison, WI 53705-4456 Phone:608231-8255 Fax: 608 236-6224 Email : john.petchler@cunamutual.com		$717,142.90

WIRE TRANSFER INSTRUCTIONS

Bank Name: Account Name: Account Number: ABA/Routing:	State Street Bank Members Life Insurance Company XXXX XXXXXXXXX

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NAME AND ADDRESS OF PURCHASERS		PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED

CUNA Mutual Life Insurance Company John Petchler CUNA Mutual Group 5910 Mineral Point Road Madison, WI 53705-4456 Phone:608 231-8255 Fax: 608 236-6224 Email: john.petchler@cunamutual.com		$3,227,143.05

WIRE TRANSFER INSTRUCTIONS

Bank Name:	State Street Bank
Account Name:	CUNA Mutual Life Insurance Company
Account Number:	XXXX
ABA/Routing:	XXXXXXXXX

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